Exhibit 99.1

Cabaletta Bio Appoints Biopharmaceutical Leader Scott Brun, M.D. to Board of Directors

Dr. Brun’s early and late-stage clinical development expertise in autoimmune, neurologic, and renal disease areas aligns well with Cabaletta’s rapidly emerging pipeline

PHILADELPHIA, June 28, 2021 – Cabaletta Bio, Inc. (Nasdaq: CABA), a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies for patients with B cell-mediated autoimmune diseases, today announced the appointment of veteran biopharmaceutical leader, Scott Brun, M.D., to its Board of Directors. Dr. Brun has over 20 years of wide-ranging drug development and business development experience, including his time as Vice President and Head of Pharmaceutical Development at AbbVie Inc., or AbbVie, and the predecessor company, Abbott Laboratories, and Head of AbbVie Ventures, a corporate venture fund responsible for investment opportunities.

“Scott is an accomplished physician and executive whose pharmaceutical perspective on early and late-stage clinical development, strategic partnership and investment experience, including particular expertise in clinical development of products in the autoimmune, neurologic, and renal disease therapeutic areas, aligns well with our rapidly advancing pipeline. His expertise will be particularly valuable to Cabaletta as we advance our lead program, DSG3-CAART, in mucosal pemphigus vulgaris,” said Steven Nichtberger, M.D., Chief Executive Officer and Co-founder of Cabaletta. “We welcome him to the Board of Directors and look forward to his contributions to our strategic and operational objectives as we seek to increase shareholder value.”

Dr. Brun spent two decades at AbbVie and Abbott Laboratories, the predecessor company, where he was most recently Vice President of Scientific Affairs and Head of AbbVie Ventures, a corporate venture fund responsible for investment opportunities within AbbVie’s R&D therapeutic areas as well as technology platforms of interest. Previously, Dr. Brun served as Vice President and Head of Pharmaceutical Development. During his tenure, Dr. Brun oversaw a global organization with responsibilities for AbbVie’s entire portfolio of early and late-stage clinical pre-registration pipeline compounds as well as marketed compounds within oncology, neurology, immunology, renal, infectious disease, and women’s and men’s health therapeutic areas. Earlier in his career, he held positions of increasing leadership responsibility in drug development within the R&D organization at Abbott Laboratories. Dr. Brun is currently President at Gold Mast Consulting, LLC, an advisory firm he founded to provide technical advice and strategic guidance related to biopharmaceutical research and development, pipeline portfolio management, commercialization of new therapeutics and strategic communications related to R&D activities. Dr. Brun received his B.S. in Biochemistry from the University of Illinois at Urbana-Champaign and earned his M.D. from the Johns Hopkins University School of Medicine. He completed his residency in ophthalmology at the Massachusetts Eye and Ear Infirmary, Harvard Medical School.

“Based on a robust and elegant scientific platform, Cabaletta has the potential to revolutionize the treatment landscape for autoimmune disease and I look forward to contributing to the Board of Directors and partnering with leadership team as they seek to achieve their mission of providing a deep and durable treatment for patients with B cell-mediated autoimmune diseases,” said Scott Brun, M.D.

Dr. Brun will become a member of the Audit Committee and the Nominating and Corporate Governance Committee. Dr. Brun will succeed Brian Daniels, M.D., who resigned from the Board of Directors effective June 24, 2021, and subsequently joined the Scientific Advisory Board. Dr. Daniels has served on Cabaletta’s Board of Directors since October 2018.

“Speaking for the entire leadership team and his colleagues on the Board of Directors at Cabaletta, I want to thank Dr. Daniels for his keen insights and thoughtful, probing questions over the last three years and his service to the Board of Directors. His advice and counsel proved invaluable. We are fortunate to be able to continue our engagement with Dr. Daniels moving forward as a member of our Scientific Advisory Board,” continued Dr. Nichtberger.

About Cabaletta Bio

Cabaletta Bio is a clinical-stage biotechnology company focused on the discovery and development of engineered T cell therapies, and exploring their potential to provide a deep and durable, perhaps curative, treatment for patients with B cell-mediated autoimmune diseases. The Cabaletta Approach to selective B cell Ablation (CABA™) platform, in combination with Cabaletta’s proprietary technology, utilizes Chimeric AutoAntibody Receptor (CAAR) T cells that are designed to selectively bind and eliminate only specific autoantibody-producing B cells while sparing normal antibody-producing B cells, which are essential for human health. The Company’s lead product candidate, DSG3-CAART, is being evaluated in the DesCAARTes™ Phase 1 clinical trial as a potential treatment for patients with mucosal pemphigus vulgaris, a prototypical B cell-mediated autoimmune disease. The FDA granted Fast Track Designation for DSG3-CAART in May 2020. For more information about the DesCAARTes™ Phase 1 clinical trial, please see www.clinicaltrials.gov. The Company’s lead preclinical product candidate, MuSK-CAART, is in IND-enabling studies and is designed as a potential treatment for patients with MuSK-associated myasthenia gravis. For more information, visit www.cabalettabio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of Cabaletta within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including without limitation, express or implied statements regarding the company’s business plans and objectives; expectations regarding the progress and results of its DesCAARTes™ Phase 1 trial; the effectiveness and timing of product candidates that Cabaletta may develop, including in collaboration with academic partners; statements regarding regulatory filings regarding its development programs; and the anticipated contribution of the members of our board of directors and our executives to our operations and progress.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: Cabaletta’s ability to demonstrate sufficient evidence of safety, efficacy and tolerability in its clinical trials of DSG3-CAART; risks related to unexpected safety or efficacy data observed during clinical studies; risks related to the impact of public health epidemics affecting countries or regions in which we have operations or do business, such as COVID-19; and the risk that the initial or interim results of clinical studies will not be predictive of future results in connection with future studies. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Cabaletta’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Cabaletta’s most recent annual report on Form 10-K as well as discussions of potential risks, uncertainties, and other important factors in Cabaletta’s other filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Cabaletta undertakes no duty to update this information unless required by law.

Contacts:

Anup Marda

Chief Financial Officer

investors@cabalettabio.com

Sarah McCabe

Stern Investor Relations, Inc.

212-362-1200

sarah.mccabe@sternir.com